Exhibit 99.1

Airgas Reports Fiscal 2015 Third Quarter Earnings

  Diluted EPS of $1.23, up 12% over prior year diluted EPS and up 4% over prior year adjusted diluted EPS*
  Total sales up 7% over prior year to $1.33 billion
  Organic sales up 6% over prior year, with gas & rent up 5% and hardgoods up 6%
  Updated fiscal 2015 4Q diluted EPS guidance to $1.25 to $1.30, representing 7% to 11% growth over prior year diluted EPS and 9% to 13% growth over prior year adjusted diluted EPS*

RADNOR, Pa.--(BUSINESS WIRE)--February 3, 2015--Airgas, Inc. (NYSE: ARG), one of the nation’s leading suppliers of industrial, medical, and specialty gases, and related products, today reported earnings per diluted share of $1.23 for its third quarter ended December 31, 2014, up 12% over prior year diluted EPS of $1.10 and up 4% over prior year adjusted diluted EPS* of $1.18.

Third quarter sales increased 7% over the prior year to $1.33 billion. Organic sales were up 6% over the prior year, with gas and rent up 5% and hardgoods up 6%. Acquisitions contributed sales growth of 1% in the quarter.

	Third Quarter
	FY2015	FY2014	% Change
Earnings per diluted share (GAAP)	$1.23	$1.10	12%
Loss on the extinguishment of debt	-	0.08
Adjusted earnings per diluted share (non-GAAP)	$1.23	$1.18	4%

“Organic growth in both hardgoods and gases were in line with our expectations, and earnings were in the middle of our guidance range,” said Airgas President and Chief Executive Officer Michael L. Molinini. “Although softness persists in some sectors, our welder and generator rental business and sales to transportation equipment manufacturers remained strong, and we saw an uptick in our downstream energy and non-residential construction segments.”

Selling, distribution, and administrative expenses increased 5% over the prior year, with operating costs associated with acquired businesses representing approximately 1% of the increase. The balance of the increase reflects normal expense inflation, as well as expenses associated with the Company’s investments in long-term strategic growth initiatives, including its e-Business platform and continued expansion of its telesales business through Airgas Total Access.

Operating margin was 12.2%, down 30 basis points compared to the prior year. Distribution segment operating margin was 12.7% for the quarter, consistent with the prior year.

Year-to-date free cash flow* was $218 million, compared to $333 million in the prior year, and adjusted cash from operations* was $538 million, compared to $576 million in the prior year. The reduction in operating cash flow reflected current year increases in working capital to support sales growth, in addition to the comparison to a particularly strong prior year that benefitted from the improvement in accounts receivable management following SAP conversions a year earlier. Free cash flow* in the current year was further impacted by a year-over-year increase in capital expenditures, which reflected the Company’s investment in revenue-generating assets, including two air separation plants, an e-Business platform and a new hardgoods distribution center.

Return on capital* was 12.1% for the twelve months ended December 31, 2014, down 30 basis points compared to the prior year.

Since the beginning of its fiscal year, the Company has acquired 13 businesses with aggregate annual sales of more than $48 million.

Guidance

“While our performance met expectations in the third quarter, the rapid and dramatic drop in oil prices, coupled with the recent strengthening of the U.S. dollar, has created uncertainty in the market. In the near-term, we expect some level of capital deferment in certain sub-segments of our customer base and the positive impact of low oil prices on manufacturing may be muted by the impact of the strong dollar on manufacturers that export,” added Molinini. “Accordingly, we have modestly reduced our sales growth rate assumptions, but still expect strong year-over-year organic sales growth of 6% to 7% in the fourth quarter.”

“Notwithstanding the near-term uncertainty in the energy sector, we still believe the fundamentals for long-term economic growth in the U.S., where 98% of our revenue is derived, will be favorable for years to come,” said Airgas Executive Chairman Peter McCausland. “We believe that any drag experienced from lower oil prices, either direct or indirect, will ultimately be mitigated by the positive effect on other industries and increases in consumer spending. Given our large and diverse customer base, on balance, we expect lower oil prices will be beneficial to Airgas over time.”

For the fourth quarter of fiscal year 2015, the Company expects earnings per diluted share in the range of $1.25 to $1.30, representing an increase of 7% to 11% over prior year earnings per diluted share of $1.17 and an increase of 9% to 13% over prior year adjusted earnings per diluted share* of $1.15. Fourth quarter guidance assumes a year-over-year organic sales growth rate of 6% to 7%. For the full fiscal year 2015, the Company expects earnings per diluted share in the range of $4.95 to $5.00, representing an increase of 6% to 7% over prior year earnings per diluted share of $4.68 and an increase of 5% to 6% over prior year adjusted earnings per diluted share* of $4.72. Full year guidance includes a negative $0.08 to $0.09 per diluted share year-over-year impact from a variable compensation reset following a below-budget year in fiscal 2014.

The company’s previous fiscal 2015 fourth quarter and full year earnings per diluted share guidance was $1.32 to $1.37 and $5.00 to $5.10, respectively.

The Company will conduct an earnings teleconference at 10:00 a.m. Eastern Time on Tuesday, February 3. The teleconference will be available by calling 888-401-4685 (U.S./Canada) or 719-325-2161 (International). The presentation materials (this press release, slides to be presented during the Company’s teleconference and information about how to access a live and on demand webcast of the teleconference) are available in the “Investor Relations” section of the Company’s website at www.airgas.com. A webcast of the teleconference will be available live and on demand through March 3 at http://investor.shareholder.com/arg/events.cfm. A replay of the teleconference will be available through February 10. To listen, call 888-203-1112 (U.S./Canada) or 719-457-0820 (International) and enter passcode 6301088.

* See attached reconciliations and computations of non-GAAP adjusted earnings per diluted share, adjusted effective tax rate, adjusted cash from operations, free cash flow, and return on capital financial measures.

About Airgas, Inc.

Airgas, Inc. (NYSE: ARG), through its subsidiaries, is one of the nation's leading suppliers of industrial, medical and specialty gases, and hardgoods, such as welding equipment and related products. Airgas is a leading U.S. producer of atmospheric gases with 16 air separation plants, a leading producer of carbon dioxide, dry ice, and nitrous oxide, one of the largest U.S. suppliers of safety products, and a leading U.S. supplier of refrigerants, ammonia products, and process chemicals. More than 16,000 associates work in approximately 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also markets its products and services through e-Business, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the SEC in its rules, regulations and releases. These statements include, but are not limited to: the Company’s expectations regarding its fiscal 2015 fourth quarter and full fiscal year 2015 organic sales growth and earnings per diluted share; the Company’s expectation that lower oil prices will be beneficial to it over time; and the Company’s intent to continue to invest in its strategic initiatives to promote long-term growth. Forward-looking statements also include any statement that is not based on historical fact, including statements containing the words "believes," "may," "plans," "will," "could," "should," "estimates," "continues," "anticipates," "intends," "expects," and similar expressions. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: adverse changes in customer buying patterns or weakening in the operating and financial performance of our customers, any of which could negatively impact our sales and our ability to collect our accounts receivable; postponement of projects due to economic conditions and uncertainty in the energy sector; the impact of the strong dollar on our manufacturer customers that export; customer acceptance of price increases; increases in energy costs and other operating expenses at a faster rate than our ability to increase prices; changes in customer demand resulting in our inability to meet minimum product purchase requirements under long-term supply agreements and the inability to negotiate alternative supply arrangements; supply cost pressures; shortages and/or disruptions in the supply chain of certain gases; EPA rulings and the impact in the marketplace of U.S. compliance with the Montreal Protocol as related to the production and import of Refrigerant-22 (also known as HCFC-22 or R-22); our ability to successfully build, complete in a timely manner and operate our new plants; higher than expected expenses associated with the expansion of our telesales business, e-Business platform, the adjustment of our regional management structures, our strategic pricing initiatives and other strategic growth initiatives; increased industry competition; our ability to successfully identify, consummate, and integrate acquisitions; our ability to achieve anticipated acquisition synergies; operating costs associated with acquired businesses; our continued ability to access credit markets on satisfactory terms; significant fluctuations in interest rates; the impact of changes in credit market conditions on our customers; our ability to effectively leverage our new SAP system to improve the operating and financial performance of our business; changes in tax and fiscal policies and laws; increased expenditures relating to compliance with environmental and other regulatory initiatives; the impact of new environmental, healthcare, tax, accounting, and other regulations; the overall U.S. industrial economy; catastrophic events and/or severe weather conditions; political and economic uncertainties associated with current world events; and other factors described in the Company's reports, including its March 31, 2014 Form 10-K, subsequent Forms 10-Q, and other forms filed by the Company with the SEC.

Consolidated statements of earnings, condensed consolidated balance sheets, consolidated statements of cash flows, and reconciliations and computations of non-GAAP financial measures follow below.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Net sales	$1,331,820	$1,242,846	$4,003,162	$3,804,707

Costs and expenses:
Cost of products sold (excluding depreciation)	588,933	537,670	1,772,873	1,676,225
Selling, distribution and administrative expenses	496,409	472,687	1,491,497	1,420,617
Depreciation	75,556	69,905	221,351	205,422
Amortization	8,036	7,665	23,693	22,141
Total costs and expenses	1,168,934	1,087,927	3,509,414	3,324,405

Operating income	162,886	154,919	493,748	480,302

Interest expense, net	(13,673)	(16,216)	(48,374)	(57,675)
Loss on the extinguishment of debt (a)	-	(9,150)	-	(9,150)
Other income, net	(238)	2,292	1,712	3,879

Earnings before income taxes	148,975	131,845	447,086	417,356

Income taxes (b)	(55,776)	(49,086)	(166,723)	(154,929)

Net earnings	$93,199	$82,759	$280,363	$262,427

Net earnings per common share:

Basic earnings per share	$1.25	$1.12	$3.76	$3.57

Diluted earnings per share	$1.23	$1.10	$3.70	$3.51

Weighted average shares outstanding:
Basic	74,767	73,767	74,534	73,505
Diluted	75,954	75,094	75,721	74,812

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	December 31,	March 31,
	2014	2014

ASSETS
Cash	$73,588	$69,561
Trade receivables, net	692,748	701,060
Inventories, net	499,570	478,149
Deferred income tax asset, net	57,882	57,961
Prepaid expenses and other current assets	150,686	92,356
TOTAL CURRENT ASSETS	1,474,474	1,399,087

Plant and equipment, net	2,906,363	2,802,415
Goodwill	1,311,771	1,289,896
Other intangible assets, net	249,705	258,836
Other non-current assets	47,668	43,080
TOTAL ASSETS	$5,989,981	$5,793,314

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$203,305	$196,911
Accrued expenses and other current liabilities	349,900	345,676
Short-term debt (c)	416,314	387,866
Current portion of long-term debt (d)	250,092	400,322
TOTAL CURRENT LIABILITIES	1,219,611	1,330,775

Long-term debt, excluding current portion (d) (e)	1,757,978	1,706,774
Deferred income tax liability, net	839,124	825,897
Other non-current liabilities	88,167	89,219
Stockholders’ equity	2,085,101	1,840,649
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,989,981	$5,793,314

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Nine Months Ended
	December 31,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$280,363	$262,427
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	221,351	205,422
Amortization	23,693	22,141
Deferred income taxes	14,332	9,061
Gain on sales of plant and equipment	(1,654)	(1,268)
Stock-based compensation expense	25,618	24,542
Loss on the extinguishment of debt (a)	-	9,150

Changes in assets and liabilities, excluding effects of business acquisitions:
Trade receivables, net	14,337	52,930
Inventories, net	(20,974)	(9,885)
Prepaid expenses and other current assets	(58,230)	8,023
Accounts payable, trade	5,195	(26,663)
Accrued expenses and other current liabilities	17,972	(597)
Other, net	(7,319)	(1,421)
Net cash provided by operating activities	514,684	553,862

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(338,905)	(257,476)
Proceeds from sales of fixed assets	16,992	11,427
Business acquisitions and holdback settlements	(45,165)	(179,581)
Other, net	316	(957)
Net cash used in investing activities	(366,762)	(426,587)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in short-term debt (c)	27,966	442,948
Proceeds from borrowings of long-term debt (d)	312,941	132,525
Repayment of long-term debt (a) (c)	(406,345)	(635,721)
Financing costs	(5,236)	(7,676)
Purchase of treasury stock	-	(8,127)
Proceeds from the exercise of stock options	41,565	29,771
Stock issued for the Employee Stock Purchase Plan	13,304	12,974
Excess tax benefit realized from the exercise of stock options	10,487	9,426
Dividends paid to stockholders	(123,080)	(105,936)
Change in cash overdraft and other	(15,497)	(21,620)
Net cash used in financing activities	(143,895)	(151,436)

Change in cash	$4,027	$(24,161)
Cash – Beginning of period	69,561	86,386
Cash – End of period	$73,588	$62,225

See attached Notes.

Notes:

a)	On August 27, 2013, the Company announced its election to redeem all $215 million of its outstanding 7.125% senior subordinated notes originally due to mature in October 2018 (the "2018 Notes"). The 2018 Notes were redeemed in full on October 2, 2013 at a price of 103.563%. A loss on the early extinguishment of debt of $9.1 million ($5.6 million after tax, or $0.08 per diluted share) related to the redemption premium and the write-off of unamortized debt issuance costs on the 2018 Notes was recognized in the three months ended December 31, 2013.

b)	During the quarter ended September 30, 2013, the Company recognized a $1.5 million ($0.02 per diluted share) tax benefit related to a change in a state income tax law, allowing the Company to utilize additional net operating loss carryforwards. The Company's adjusted effective tax rate*, which excludes the impact of the benefit to the Company's income taxes, as well as the income tax impact related to the loss on the early extinguishment of debt, was 37.5% for the nine months ended December 31, 2013.

c)	The Company participates in a $1 billion commercial paper program supported by its Credit Facility which was amended and restated on November 18, 2014. This program allows the Company to obtain favorable short-term borrowing rates with maturities that vary, but will generally not exceed 90 days from the date of issue. The Company has used proceeds from commercial paper issuances for general corporate purposes. During the nine months ended December 31, 2013, the Company used commercial paper as the principal source for the repayment of its $215 million 2018 Notes and the maturity of its $300 million 2.85% senior notes in October 2013. During the nine months ended December 31, 2014, proceeds from the issuance of an aggregate $300 million of senior notes in June 2014 (Note d) were principally used to pay down commercial paper, and the Company principally used commercial paper to redeem its $400 million 4.50% senior notes (the "2014 Notes") which matured in September 2014 (Note d). At December 31, 2014, $416 million was outstanding under the commercial paper program.

d)	On June 17, 2014, the Company issued $300 million of 3.65% senior notes maturing on July 15, 2024. The net proceeds from the offering were used for general corporate purposes, including to fund acquisitions and repay indebtedness under the Company's commercial paper program. In September 2014, the Company made its final payment on the 2014 Notes and financed the requirement with the proceeds from commercial paper issuances and excess cash. In October 2014, the Company's $250 million 3.25% senior notes maturing October 2015 were reclassified to the "Current portion of long-term debt" line item of the Company's Consolidated Balance Sheet.

e)	The Company's Credit Facility matures on November 18, 2019. Including the borrowings under the commercial paper program, approximately $476 million was available to the Company under the Credit Facility at December 31, 2014.

f)	Business segment information for the Company's Distribution and All Other Operations business segments is presented in the following tables. Amounts in the "Eliminations and Other" column reported for net sales and cost of products sold (excluding depreciation) represent the elimination of intercompany sales and associated gross profit on sales from the Company's All Other Operations business segment to the Distribution business segment. Although corporate operating expenses are generally allocated to each business segment based on sales dollars, the Company reported expenses (excluding depreciation) related to the implementation of its SAP system under selling, distribution and administrative expenses in the "Eliminations and Other" column.

	(Unaudited)				(Unaudited)
	Three Months Ended				Three Months Ended
	December 31, 2014				December 31, 2013
(In thousands)	Dist.	All Other Ops.	Elim. & Other	Total	Dist.	All Other Ops.	Elim. & Other	Total
Gas and rent	$711,030	$139,226	$(7,698)	$842,558	$674,465	$123,768	$(7,338)	$790,895
Hardgoods	488,315	950	(3)	489,262	451,057	895	(1)	451,951
Total net sales	1,199,345	140,176	(7,701)	1,331,820	1,125,522	124,663	(7,339)	1,242,846

Cost of products sold (excluding depreciation)	521,782	74,852	(7,701)	588,933	484,083	60,926	(7,339)	537,670
Selling, distribution and administrative expenses	449,616	46,793	-	496,409	427,440	43,409	1,838	472,687
Depreciation	69,134	6,422	-	75,556	63,968	5,937	-	69,905
Amortization	6,914	1,122	-	8,036	6,620	1,045	-	7,665
Operating income	$151,899	$10,987	$-	$162,886	$143,411	$13,346	$(1,838)	$154,919

	(Unaudited)				(Unaudited)
	Nine Months Ended				Nine Months Ended
	December 31, 2014				December 31, 2013
(In thousands)	Dist.	All Other Ops.	Elim. & Other	Total	Dist.	All Other Ops.	Elim. & Other	Total
Gas and rent	$2,126,338	$423,139	$(22,813)	$2,526,664	$2,028,340	$418,948	$(23,715)	$2,423,573
Hardgoods	1,473,629	2,875	(6)	1,476,498	1,377,842	3,295	(3)	1,381,134
Total net sales	3,599,967	426,014	(22,819)	4,003,162	3,406,182	422,243	(23,718)	3,804,707

Cost of products sold (excluding depreciation)	1,574,582	221,110	(22,819)	1,772,873	1,480,870	219,073	(23,718)	1,676,225
Selling, distribution and administrative expenses	1,351,722	139,775	-	1,491,497	1,282,022	132,361	6,234	1,420,617
Depreciation	202,545	18,806	-	221,351	188,497	16,925	-	205,422
Amortization	20,519	3,174	-	23,693	18,875	3,266	-	22,141
Operating income	$450,599	$43,149	$-	$493,748	$435,918	$50,618	$(6,234)	$480,302

Reconciliations of Non-GAAP Financial Measures (Unaudited)

Adjusted Earnings per Diluted Share and Earnings Guidance

Reconciliations of adjusted earnings per diluted share and earnings guidance:

	Three Months Ended
	December 31,
	2014	2013
Earnings per diluted share	$1.23	$1.10
Loss on the extinguishment of debt	-	0.08
Adjusted earnings per diluted share	$1.23	$1.18

	Three	(Guidance Range)			(Guidance Range)
	Months	Three Months Ending		Year	Year Ending
	Ended	March 31, 2015		Ended	March 31, 2015
	Mar 31,			Mar 31,
	2014	Low	High	2014	Low	High

Earnings per diluted share	$1.17	$1.25	$1.30	$4.68	$4.95	$5.00

Adjustments to earnings per diluted share:
State income tax benefit	(0.02)	-	-	(0.04)	-	-
Loss on the extinguishment of debt	-	-	-	0.08	-	-

Adjusted earnings per diluted share	$1.15	$1.25	$1.30	$4.72	$4.95	$5.00
Year-over-year change		9%	13%		5%	6%

The Company believes its adjusted earnings per diluted share financial measure provides investors meaningful insight into its earnings performance without the impact of benefits from the changes in state income tax rates and law, and the loss on the extinguishment of debt. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted earnings per diluted share financial measure may be different from the adjusted earnings per diluted share financial measures provided by other companies.

Adjusted Effective Tax Rate

Reconciliations of adjusted effective tax rate:

Nine Months Ended
December 31,
(In thousands)	2013

Income taxes	$154,929
Adjustments to income taxes:
Change in state income tax law	1,493
Loss on the extinguishment of debt	3,504
Adjusted income taxes	$159,926

Earnings before income taxes	$417,356
Adjustments to earnings before income taxes:
Loss on the extinguishment of debt	9,150
Adjusted earnings before income taxes	$426,506

Effective tax rate	37.1%

Adjusted effective tax rate	37.5%

The Company believes its adjusted effective tax rate financial measure helps investors assess its effective tax rate without the impact of a benefit related to a change in a state income tax law and the income tax impact related to the loss on the extinguishment of debt. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted effective tax rate financial measure may be different from the adjusted effective tax rate financial measures provided by other companies.

Return on Capital

Reconciliations and computations of return on capital:

	December 31,
(In thousands)	2014	2013

Operating income - trailing four quarters	$643,980	$632,564
Adjustments to operating income:
Restructuring and other special charges, net	-	1,663
Adjusted operating income - trailing four quarters	$643,980	$634,227

Average of total assets	$5,863,082	$5,625,376
Average of current liabilities (exclusive of debt)	(544,940)	(519,443)
Average capital employed	$5,318,142	$5,105,933

Return on capital	12.1%	12.4%

The Company believes its return on capital financial measure helps investors assess how effectively it uses the capital invested in its operations. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that the Company’s return on capital financial measure may be different from the return on capital financial measures provided by other companies.

Adjusted Cash from Operations, Adjusted Capital Expenditures, and Free Cash Flow

Reconciliations and computations of adjusted cash from operations, adjusted capital expenditures, and free cash flow:

	Nine Months Ended
	December 31,
(In thousands)	2014	2013

Net cash provided by operating activities	$514,684	$553,862

Adjustments to net cash provided by operating activities:
Stock issued for the Employee Stock Purchase Plan	13,304	12,974
Excess tax benefit realized from the exercise of stock options	10,487	9,426
Adjusted cash from operations	538,475	576,262

Capital expenditures	(338,905)	(257,476)

Adjustments to capital expenditures:
Proceeds from sales of fixed assets	16,992	11,427
Operating lease buyouts	1,349	2,997
Adjusted capital expenditures	(320,564)	(243,052)

Free cash flow	$217,911	$333,210

Net cash used in investing activities	$(366,762)	$(426,587)
Net cash used in financing activities	$(143,895)	$(151,436)

The Company believes its adjusted cash from operations, adjusted capital expenditures, and free cash flow financial measures provide investors meaningful insight into its ability to generate cash from operations, which is available for servicing debt obligations and for the execution of its business strategies, including acquisitions, the prepayment of debt, the payment of dividends, or to support other investing and financing activities. The Company’s free cash flow financial measure has limitations and does not represent the residual cash flow available for discretionary expenditures. Certain non-discretionary expenditures such as payments on maturing debt obligations are excluded from the Company’s computation of its free cash flow financial measure. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted cash from operations, adjusted capital expenditures, and free cash flow financial measures may be different from the adjusted cash from operations, adjusted capital expenditures, and free cash flow financial measures provided by other companies.

CONTACT:
Airgas, Inc.
Investor Contact:
Joseph Marczely, 610-263-8277
joseph.marczely@airgas.com
or
Media Contact:
Sarah Boxler, 610-263-8260
sarah.boxler@airgas.com